SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BROADWIND ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0409160
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3240 South Central Avenue

Cicero, IL 60804
(Address of principal executive offices)

Broadwind Energy, Inc. 2015 Equity Incentive Plan
(Full title of the plan)

David W. Fell
Vice President, General Counsel and Secretary
Broadwind Energy, Inc.
3240 South Central Avenue
Cicero, IL 60804
(708) 780-4800

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, par value $0.001 per share	1,100,000 shares	(1)	$4.44	(2)	$4,884,000.00	(2)	$567.52
Series A Junior Participating Preferred Share Purchase Rights		(3)		(3)		(3)		(3)

(1)                                  Broadwind Energy, Inc. is filing this Registration Statement to register the issuance of 1,100,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance under the Broadwind Energy, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the 2015 Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act using the average of the high and low prices of the Common Stock as reported on the NASDAQ Capital Market on April 24, 2015.

(3)                                  The Series A Junior Participating Preferred Share Purchase Rights are initially carried with the shares of Common Stock. The value attributable to such rights, if any, is reflected in the market price of the shares of Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

Broadwind Energy, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)                                 The Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including those sections incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 12, 2015;

(b)                                 The Company’s Current Reports on Form 8-K, filed with the Commission on February 6, 2015, February 24, 2015 and April 24, 2015;

(c)                                  The description of the Company’s Common Stock as set forth in the Company’s Registration Statement on Form 8-A filed with the Commission on April 8, 2009 (File No. 001-34278), including any amendment thereto or report filed for the purpose of updating such description; and

(d)                                 The description of the Company’s Series A Junior Participating Preferred Share Purchase Rights contained in the Company’s registration statement on Form 8-A filed with the Commission on February 13, 2013 (File No. 001-34278) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment thereto or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Delaware Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Sections 145(a) and (b) of the DGCL provide that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a derivative action)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Charter and Bylaw Provisions and Other Arrangements

The Company’s certificate of incorporation and bylaws provide that the Company must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company. Under Article IX of the certificate of incorporation, the Company may maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company has the power to indemnify such person. Pursuant to Section 145 of the DGCL and the certificate of incorporation, the Company maintains directors’ and officers’ liability insurance coverage.

In addition, as permitted by the DGCL, the Company’s certificate of incorporation provides that no director will be liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. The effect of this provision is to restrict the Company’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

•                                     any breach of his or her duty of loyalty to the Company or its stockholders;

•                                     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                                     the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•                                     any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

In addition to the provisions of the certificate of incorporation and bylaws described above, the Company has entered into indemnification agreements with its directors and certain officers to indemnify such directors and officers to the fullest extent permitted by the certificate of incorporation and bylaws.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cicero, State of Illinois, on this April 29, 2015.

BROADWIND ENERGY, INC.

By:	/s/ Peter C. Duprey
Name: Peter C. Duprey
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Fell, Peter C. Duprey and Stephanie K. Kushner, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signatures	Capacity	Date

/s/ Peter C. Duprey	President and Chief Executive Officer and Director	April 29, 2015
Peter C. Duprey	(Principal Executive Officer)

/s/ Stephanie K. Kushner	Executive Vice President and Chief Financial Officer	April 29, 2015
Stephanie K. Kushner	(Principal Financial Officer)

/s/ Robert R. Rogowski	Vice President and Corporate Controller	April 29, 2015
Robert R. Rogowski	(Principal Accounting Officer)

/s/ David P. Reiland
David P. Reiland	Chairman of the Board	April 29, 2015

/s/ Charles H. Beynon
Charles H. Beynon	Director	April 29, 2015

/s/ Terence P. Fox
Terence P. Fox	Director	April 29, 2015

/s/ Thomas A. Wagner
Thomas A. Wagner	Director	April 29, 2015

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008)

3.2	Certificate of Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 23, 2012)

3.3	Second Amended and Restated Bylaws of the Company, adopted as of May 20, 2014 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 23, 2014)

3.4

Section 382 Rights Agreement, dated as of February 12, 2013, by and between the Company and Wells Fargo Bank, National Association, as rights agent (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 22, 2013)

4.1	Broadwind Energy, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 12, 2015)

*5.1	Opinion of Sidley Austin LLP

*23.1	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1)

*23.2	Consent of KPMG LLP

*23.3	Consent of Grant Thornton LLP

24.1	Powers of Attorney (contained in the signature page to this Registration Statement)

*    Filed herewith.